Exhibit 99.2

ASCENA RETAIL GROUP, INC. APPOINTS ERNEST LAPORTE AS SVP, CHIEF ACCOUNTING OFFICER

MAHWAH, N.J.--(BUSINESS WIRE)—Sept 9, 2014-- Ascena Retail Group, Inc. (NASDAQ: ASNA) today announced that Ernest LaPorte joined the company as SVP, Chief Accounting Officer. As CAO, Mr. LaPorte will oversee Ascena’s accounting, financial reporting and accounting shared service functions.

“Ernie’s deep background in accounting and finance will be a great asset to Ascena,” said David Jaffe, President and CEO of the Ascena Retail Group, Inc. “Ernie’s experience combined with his strong leadership makes him an ideal match for this position.”

For the last seven years, Mr. LaPorte held the position of SVP, Controller at Saks Incorporated. Prior to Saks, Mr. LaPorte gained experience at the Movado Group, Inc. as VP of Finance and Principal Accounting Officer and Barnes & Noble where he spent six years in finance. Mr. LaPorte has also held various accounting and finance leadership positions at General Electric.

“I’m so impressed with Ascena’s business model and track record of results. I look forward to leveraging my prior experience in helping the Ascena team build upon its positive momentum,” said Mr. LaPorte.

Mr. LaPorte is a CPA and holds a B.S. in accounting from Mercy College in Dobbs Ferry, NY.

About Ascena Retail Group, Inc.

Ascena Retail Group, Inc. (NASDAQ:ASNA) is a leading specialty retailer offering clothing, shoes, and accessories for missy and plus-size women under the Lane Bryant, Cacique, maurices, dressbarn and Catherines brands; and for tween girls and boys, under the Justice and Brothers brands. Ascena Retail Group, Inc. operates through its subsidiaries approximately 4,000 stores throughout the United States and Canada.

For more information about Ascena Retail Group, Inc. and its brands, visit www.ascenaretail.com, www.lanebryant.com, www.maurices.com, www.dressbarn.com, www.catherines.com, www.cacique.com, www.shopjustice.com, and www.shopbrothers.com.

Source: Ascena Retail Group, Inc.

Ascena Retail Group, Inc.
Investor Relations
551-777-6780
or
ICR, Inc.
James Palczynski, 203-682-8229
Senior Managing Director
jp@ircinc.com